Exhibit 99.1

Oppenheimer Holdings Inc. Reports Third Quarter 2022 Earnings

New York, October 28, 2022 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $4.5 million or $0.40 basic earnings per share for the third quarter of 2022, compared with net income of $26.3 million or $2.07 basic earnings per share for the third quarter of 2021. Revenue for the third quarter of 2022 was $294.1 million, a decrease of 6.7%, compared to revenue of $315.3 million for the third quarter of 2021.
Albert G. Lowenthal, Chairman and CEO commented, "The results for the quarter were significantly impacted by an adverse arbitration decision, but we were able to deliver profitable results reflecting the diversity and general health of our business. Volatile market conditions and emerging economic headwinds reduced valuations in both equity and fixed income markets. The high rate of inflation resulted in the Federal Reserve raising interest rates at the fastest speed in over 40 years with multiple 75 basis point increases during the quarter. Our Wealth Management business saw a benefit from the higher interest rate environment, as income from our FDIC-insured bank deposit program and interest income on margin loans were markedly greater than the prior year although this was offset to some extent by lower activity levels and lower valuations in client portfolios which drive fee income.

The macroeconomic environment drove all major equity indices into bear market territory during the third quarter. The declining valuations negatively impacted our advisory fee revenues. The volatile markets also led to a marked slowdown in equity IPOs and secondary offerings and a significant decline in capital markets income. Investment banking advisory fees, while lower than the record Q3 results recorded in 2021, picked up considerably from the second quarter.

The Company maintains a strong balance sheet with near record regulatory capital despite the volatile market environment and the impact of an adverse arbitration decision. The Company took advantage of the lower level of its share price to purchase 413,052 shares (3%) of its Class A non-voting common stock at an average price of $33.86 per share in the open market under its share repurchase program resulting in 10,874,990 Class A non-voting common shares outstanding at September 30, 2022. We remain confident in the resiliency of our business and our ability to continue to provide essential investment services to our clients."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	3Q-22	3Q-21
Revenue	$294,111	$315,342
Compensation Expense	$179,134	$206,312
Non-compensation Expense	$107,739	$71,636
Pre-Tax Income	$7,238	$37,394
Income Taxes Provision	$2,573	$11,144
Net Income (1)	$4,520	$26,250
Earnings Per Share (Basic) (1)	$0.40	$2.07
Earnings Per Share (Diluted) (1)	$0.37	$1.92
Book Value Per Share	$70.23	$61.43
Tangible Book Value Per Share (2)	$54.74	$47.95
Private Client
Revenue	$178,614	$160,864
Pre-Tax Income	$29,973	$37,426
Assets Under Administration (billions)	$100.3	$117.8
Asset Management
Revenue	$24,870	$26,894
Pre-Tax Income	$8,322	$9,412
Assets Under Management (billions)	$35.3	$43.6
Capital Markets
Revenue	$90,947	$128,585
Pre-Tax Income	$2,401	$17,888

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Gross revenue, net income, and earnings per share for the third quarter of 2022 reflected the positive impact of the rising rate environment on our interest-sensitive revenues offset by lower activity levels and valuations in client portfolios and fewer underwriting and M&A transactions
•Client assets under administration and under management were both at reduced levels at September 30, 2022, down from the second quarter of 2022 as well as the same period last year
•Increased revenues in the Private Client segment are largely attributed to bank deposit sweep income, which exceeded the related revenue recorded during all of 2021 due to higher short-term interest rates
•Non-compensation expenses increased from the prior year quarter, reflecting the impact of an adverse arbitration decision in September 2022, which has since been appealed
•The Company repurchased 413,052 shares of Class A non-voting common stock during the third quarter of 2022 under its previously announced buy-back plan or 3% of shares outstanding at year-end 2021, bringing the total shares purchased under the plan during the first 9 months of 2022 to 1,675,595
•Book value and tangible book value per share reached record levels at September 30, 2022 largely as a result of share buy-backs

Private Client
Private Client reported revenue for the current quarter of $178.6 million, 11.0% higher when compared with the previous year. Pre-tax income was $30.0 million, a decrease of 19.9% compared with the prior year quarter. Financial advisor headcount at the end of the current quarter was 985 compared to 1,003 at the end of the third quarter of 2021.

Revenue:
•Retail commissions decreased 8.7% from a year ago due to a decrease in client activity compared to the significantly elevated levels from a year ago
•Advisory fees decreased 13.1% from a year ago primarily due to the impact of lower equity and fixed income valuations on assets under administration
•Bank deposit sweep income increased $31.9 million (815%) from a year ago due to higher short-term interest rates
•Interest revenue increased 89.8% from a year ago due to higher short-term interest rates and higher average margin balances
•Other revenue decreased from a year ago primarily due to decreases in the cash surrender value of Company-owned life insurance policies
Total Expenses:
•Compensation expenses decreased 10.2% from a year ago primarily due to decreased production, and decreased share-based and deferred compensation costs
•Non-compensation expenses increased $35.2 million from a year ago primarily due to the impact of an adverse arbitration decision

('000s, except otherwise indicated)
	3Q-22	3Q-21

Revenue	$178,614	$160,864
Commissions	$46,893	$51,348
Advisory Fees	$78,055	$89,849
Bank Deposit Sweep Income	$35,769	$3,909
Interest	$14,471	$7,624
Other	$3,426	$8,134

Total Expenses	$148,641	$123,438
Compensation	$87,555	$97,522
Non-compensation	$61,086	$25,916

Pre-Tax Income	$29,973	$37,426

Compensation Ratio	49.0%	60.6%
Non-compensation Ratio	34.2%	16.1%
Pre-Tax Margin	16.8%	23.3%

Assets Under Administration (billions)	$100.3	$117.8
Cash Sweep Balances (billions)	$6.5	$7.7

Asset Management

Asset Management reported revenue for the current quarter of $24.9 million, 7.5% lower when compared with the prior year. Pre-tax income was $8.3 million, a decrease of 11.6% compared with the prior year period.

Revenue:
•Advisory fee revenue decreased 7.5% from a year ago due to the lower net value of assets under management, partially offset by incentive fees earned during the third quarter of 2022
Assets under Management (AUM):
▪AUM were at reduced levels of $35.3 billion at September 30, 2022, which is the basis for advisory fee billings for October 2022
▪The decrease in AUM was comprised of lower asset values of $7.6 billion on existing client holdings and a net distribution of assets of $0.7 billion
Total Expenses:
•Compensation expenses were up 9.5% from a year ago primarily due to increases in fixed and discretionary compensation
•Non-compensation expenses were down 13.3% when compared to the prior year period due to lower portfolio manager expenses in line with the decrease in AUM

('000s, except otherwise indicated)
	3Q-22	3Q-21

Revenue	$24,870	$26,894
Advisory Fees	$24,865	$26,890
Other	$5	$4

Total Expenses	$16,548	$17,482
Compensation	$6,702	$6,120
Non-compensation	$9,846	$11,362

Pre-Tax Income	$8,322	$9,412

Compensation Ratio	26.9%	22.8%
Non-compensation Ratio	39.6%	42.2%
Pre-Tax Margin	33.5%	35.0%

AUM (billions)	$35.3	$43.6

Capital Markets

Capital Markets reported revenue for the current quarter of $90.9 million, 29.3% lower when compared with the prior year period. Pre-tax income was $2.4 million, compared with pre-tax income of $17.9 million in the prior year period.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 43.5% compared with a year ago due to an industry-wide decrease in deal volumes
•Equity underwriting fees decreased 80.8% compared with a year ago due to a significant decrease in equity IPOs and secondary offerings, including SPAC issuances
•Fixed income underwriting fees were down 32.8% compared with a year ago primarily driven by a decrease in issuances of public finance and emerging market debt during the third quarter of 2022
Sales and Trading
•Equities sales and trading revenue increased 13.0% compared with a year ago due to a marked increase in volatility resulting in increased volumes in the equities market compared to the levels in the prior year period
•Fixed income sales and trading revenue increased by 18.3% compared with a year ago primarily due to an increase in trading income attributable to higher trading volumes

Total Expenses:
•Compensation expenses decreased 26.0% compared with a year ago primarily due to decreased incentive compensation
•Non-compensation expenses were 3.0% lower than a year ago

('000s)
	3Q-22	3Q-21

Revenue	$90,947	$128,585

Investment Banking	$36,951	$82,012
Advisory Fees	$29,270	$51,815
Equities Underwriting	$5,061	$26,348
Fixed Income Underwriting	$2,111	$3,140
Other	$509	$709

Sales and Trading	$53,093	$46,262
Equities	$34,877	$30,861
Fixed Income	$18,216	$15,401

Other	$903	$311

Total Expenses	$88,546	$110,697
Compensation	$60,415	$81,690
Non-compensation	$28,131	$29,007

Pre-Tax Income	$2,401	$17,888

Compensation Ratio	66.4%	63.5%
Non-compensation Ratio	30.9%	22.6%
Pre-Tax Margin	2.6%	13.9%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on November 25, 2022 to holders of Class A non-voting and Class B voting common stock of record on November 11, 2022
•Compensation expense as a percentage of revenue was lower at 60.9% during the current period versus 65.4% during the same period last year primarily due to lower incentive compensation
•The effective tax rate for the current period was 35.5% compared with 29.8% for the prior year period and reflects the Company's estimate of the annual effective tax rate

(In millions, except number of shares and per share amounts)
	3Q-22	3Q-21
Capital
Stockholders' Equity (1)	$770.7	$775.0
Regulatory Net Capital (2)	$425.8	$372.6
Regulatory Excess Net Capital (2)	$399.4	$345.6

Common Stock Repurchases
Repurchases	$14.0	$4.7
Number of Shares	413,052	108,494
Average Price Per Share	$33.86	$43.46

Period End Shares	10,974,655	12,615,399
Effective Tax Rate	35.5%	29.8%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 91 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and Factors Affecting "Forward-Looking Statements" in Part I, Item 2 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Oppenheimer Holdings Inc.
Condensed Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
REVENUE
Commissions	$89,608	$90,889	(1.4)	$282,307	$300,531	(6.1)
Advisory fees	102,927	116,751	(11.8)	326,098	332,399	(1.9)
Investment banking	38,393	86,901	(55.8)	93,516	316,144	(70.4)
Bank deposit sweep income	35,769	3,909	815.0	54,968	11,629	372.7
Interest	17,361	9,340	85.9	38,667	26,915	43.7
Principal transactions, net	6,502	4,494	44.7	10,124	21,664	(53.3)
Other	3,551	3,058	16.1	(8,319)	19,635	*
Total revenue	294,111	315,342	(6.7)	797,361	1,028,917	(22.5)
EXPENSES
Compensation and related expenses	179,134	206,312	(13.2)	543,144	693,053	(21.6)
Communications and technology	21,500	19,718	9.0	63,981	59,497	7.5
Occupancy and equipment costs	15,457	14,964	3.3	44,701	45,371	(1.5)
Clearing and exchange fees	6,705	5,237	28.0	18,923	16,667	13.5
Interest	7,018	2,468	184.4	13,158	7,563	74.0
Other	57,059	29,249	95.1	98,172	74,077	32.5
Total expenses	286,873	277,948	3.2	782,079	896,228	(12.7)

Pre-tax Income	7,238	37,394	(80.6)	15,282	132,689	(88.5)
Income taxes provision	2,573	11,144	(76.9)	5,559	36,622	(84.8)
Net Income	$4,665	$26,250	(82.2)	$9,723	$96,067	(89.9)

Less: Net income (loss) attributable to non-controlling interest, net of tax	145	—	*	(215)	—	*
Net income attributable to Oppenheimer Holdings Inc.	$4,520	$26,250	(82.8)	$9,938	$96,067	(89.7)

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$0.40	$2.07	(80.7)	$0.84	$7.59	(88.9)
Diluted	$0.37	$1.92	(80.7)	$0.78	$7.10	(89.0)

Weighted average number of common shares outstanding
Basic	11,270,589	12,690,386	(11.2)	11,901,727	12,653,310	(5.9)
Diluted	12,190,425	13,664,214	(10.8)	12,809,000	13,539,373	(5.4)

Period end number of common shares outstanding	10,974,655	12,615,399	(13.0)	10,974,655	12,615,399	(13.0)
* Percentage not meaningful